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                                                             Exhibit 5


                            DAVIS POLK & WARDWELL
                             450 Lexington Avenue
                           New York, New York 10017


                                                           November 22, 1996




Linens 'n Things, Inc.
6 Brighton Road
Clifton, New Jersey 07015


        Re:  Linen 'n Things, Inc.
             Registration Statement on Form S-1
             -----------------------------------


Ladies and Gentlemen:

        We have acted as counsel to Linens 'n Things, Inc., a Delaware corporation ("Linens 'n Things") in connection with the registration of 14,950,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), including 1,950,000 shares subject to an over-allotment option (collectively, the "Shares"), of Linens 'n Things under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Linens 'n Thing's Registration Statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including the Certificate of Incorporation and the By-Laws, in each as amended, of Linens 'n Things.

        Based upon the foregoing, we are of the opinion that:

        (i) Linens 'n Things is validly existing as a corporation in good standing under the laws of the State of Delaware; and

        (ii) upon amendment of Linens 'n Things's Certificate of Incorporation, the Shares will have been duly authorized and, when issued and delivered thereof in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        If Linens 'n Things files (the "Rule 462(b) Registration Statement"), which incorporates the Registration Statement, to register additional shares of Common Stock (the "Additional Shares") pursuant to Rule 462(b) under the Securities Act, and assuming the due authorization of the Additional Shares by Linens 'n Things, for purposes of the preceding opinion, any reference therein to the "Shares" shall be deemed to include the Additional Shares.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and if filed, the Rule 462(b) Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement, and if filed, the Rule 462(b) Registration Statement.

        This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                                          Very truly yours,

                                          /s/ DAVIS POLK & WARDWELL